DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1997 AND DECEMBER 31, 1996

                                          June 30,       December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  555,610      $  384,938
PROPERTY                                  6,145,700        6,305,096

OTHER ASSETS                                 39,242           19,566

TOTAL                                    $6,740,552       $6,709,600

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  260,539       $  257,276

PARTNERS' EQUITY:
     General Partners                       (24,869)         (25,145)
     Limited Partners                     6,504,882        6,477,469

  Total partners' equity                  6,480,013        6,452,324

TOTAL                                    $6,740,552       $6,709,600

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996


                                          June 30,          June 30,
                                           1997              1996
REVENUES:

Rental Income                            $  461,442        $  452,760
Interest                                      3,537             2,840
     Total revenues                         464,979           455,600

EXPENSES:

Operating Expenses                          250,053           241,315
General and Administrative                   29,821            32,939
     Total expenses                         279,874           274,254


NET INCOME                               $  185,105        $  181,346


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  183,254        $  179,533
    General partners                          1,851             1,813

TOTAL                                    $  185,105        $  181,346

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     9.16        $     8.98


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                            June 30,         June 30,
                                             1997             1996

REVENUES:
Rental Income                            $  925,014        $  891,389
Interest                                      6,063             4,213
Total revenues                              931,077           895,602

EXPENSES:
Operating Expenses                          474,995           475,589
General and administrative                   74,857            78,421
Total expenses                              549,852           554,010

NET INCOME                               $  381,225        $  341,592

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                        $  377,413        $  338,176
 General partners                             3,812             3,416
TOTAL                                    $  381,225        $  341,592

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                          $18.87            $16.91

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995           ($22,992)     $6,690,624   $6,667,632

NET INCOME                               3,416         338,176      341,592
DISTRIBUTIONS                           (3,536)       (350,000)    (353,536)

EQUITY AT JUNE 30, 1996               ($23,112)     $6,678,800   $6,655,688

EQUITY AT DECEMBER 31, 1996           ($25,145)     $6,477,469   $6,452,324

NET INCOME                               3,812         377,413      381,225
DISTRIBUTIONS                           (3,536)       (350,000)    (353,536)

EQUITY AT JUNE 30, 1997               ($24,869)     $6,504,882   $6,480,013

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                       June 30,           June 30,
                                        1997               1996
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 381,225          $ 341,592

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation and amortization       159,396            159,396

     Changes in assets and
      	liabilities:

     Increase in other assets            (19,676)           (13,553)
     Increase(Decrease)in liabilities      3,263            (12,988)

Net cash provided by
  operating activities                   524,208            474,447

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (353,536)          (353,536)

NET INCREASE CASH AND
   CASH EQUIVALENTS                      170,672            120,911

CASH AND CASH EQUIVALENTS:

     At beginning of period              384,938            277,455
     At end of period                  $ 555,610          $ 398,366


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1997, and for the periods ended June 30, 1997, and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of June 30, 1997, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of June 30, 1997, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,420,554
        Furniture and equipment                     7,594
        Total                                   8,322,398
        Less: Accumulated Depreciation        ( 2,176,698)
        Property - Net                       $  6,145,700

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.